FORM 3                                           ------------------------------
                                                           OMB APPROVAL
                                                 ------------------------------
                                                 OMB Number           3235-0104
                                                 Expires:      January 31, 2005
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person

  KKR Associates II (1996), Limited Partnership
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

  c/o KKR 1996, Overseas, Limited
--------------------------------------------------------------------------------
                                    (Street)
  Ugland House
  P.O. Box 309
  George Town, Grand Cayman
  Cayman Islands
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

  12/31/02
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Willis Group Holdings Limited/WSH
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [X]  Form filed by One Reporting Person

     [_]  Form filed by More than one Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                      2. Amount of Securities    3. Ownership Form:
1. Title of Security                     Beneficially Owned         Direct (D) or      4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 Indirect              (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

  Common Stock                           59,069,037                  I                    See Note 1
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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.



             See attached page                                  1/09/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


                                                                   Page 2 of 5
                                                               SEC 1473 (7/96)

                                   Signature of Reporting Person

                                        KKR ASSOCIATES II (1996), LIMITED
                                        PARTNERSHIP

                                        By:  KKR 1996 Overseas, Limited,
                                             general partner


                                        By:  /s/ William J. Janetschek
                                             ----------------------------------
                                             Name:   William J. Janetschek
                                             Title:  Attorney-in-fact for
                                                     Perry Golkin

KKR Associates II (1996), Limited Partnership
c/o KKR 1996, Overseas Limited        12/31/02    Willis Group Holdings Limited
Ugland House                                      WSH
P.O. Box 309
George Town, Grand Cayman
Cayman Island


                               Note 1 to Form 3

The reported shares are directly held by Profit Sharing (Overseas), Limited Partnership. KKR 1996 Overseas, Limited is the general partner of KKR Associates II (1996), Limited Partnership, which is the general partner of KKR 1996 Fund (Overseas) Limited Partnership, which is the general partner of Profit Sharing (Overseas), Limited Partnership. Thus, the Reporting Person may be deemed to be the beneficial owner of such shares. However, pursuant to Rule 16-(a)1(2) promulgated under the Securities Exchange Act of 1934, as amended, the Reporting Person disclaims that it is the beneficial owner of such shares, except to the extent of its pecuniary interest in such shares.

                              POWER OF ATTORNEY


Know all men by these presents that Pent' Golkin does hereby make, constitute and appoint William J. Janetschek and Richard J. Kreider, or either one of them, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (both in the undersigned's individual capacity and as a member of any limited liability company or limited partnership for which the undersigned is otherwise authorized to sign), to execute and deliver such forms as may be required to be filed from time to time with the Securities and Exchange Commission with respect to any investments of KKR Associates, L.P., KKR Associates 1996 L.P., KKR 1996 GP L.L.C., KKR Associates II (1996) Limited Partnership, KKR 1996 Overseas, Limited, KKR Associates (Strata) L.P., Strata L.L.C., KKR Associates (KLC) L.P., KKR-KLC, L.L.C., KKR Associates (NXS) L.P., KKR-NXS, L.L.C., KKR Associates Europe, Limited Partnership, KKR Europe Limited, KKR Associates Millennium L.P. and KKR Millennium GP LLC (including any amendments or supplements to any reports, forms or schedules previously filed by such persons or entities): (i) pursuant to Sections 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Act"), including without limitation, Schedule 13D, Schedule 14G, statements on Form 3, Form 4 and Form S and (ii) in connection with any applications for EDGAR access codes, including without limitation the Form ID.



                                                /s/ Perry Golkin
                                                -------------------------------
                                                Name: Perry Golkin

Date: February 28, 2002